EXHIBIT 99.1

News Release

Contact:	Garland W. Koch
Chief Financial Officer
United PanAm Financial Corp.
949.224.1244
e-mail: gkoch@upfc.com

FOR IMMEDIATE RELEASE

UNITED PANAM FINANCIAL CORP.

ANNOUCES PRICING OF LOAN SECURITIZATION

Newport Beach, Calif., September 16, 2004

United PanAm Financial Corp., a California corporation (the “Company” or “UPFC”) (NASDAQ: UPFC), announced the pricing of a $420 million offering of automobile receivable backed securities through Deutsche Bank Securities.

The securities will be issued via an owner trust, UPFC Auto Receivables Trust 2004-A, in three classes of Notes:

Note Class	Amount	Average Life	Price	Interest Rate
A-1	$109,000,000	0.21 years	100%	1.93903%
A-2	$179,000,000	1 year	99.99194%	2.56%
A-3	$132,000,000	2.35 years	99.99641%	3.27%

	$420,000,000

The weighted average interest rate is 2.962%.

The Note Classes are rated by Standard & Poor’s and Moody’s Investors Service, the ratings by Note Class are:

Note Class	Standard & Poors	Moody’s
A-1	A-1+	Prime-1
A-2	AAA	Aaa
A-3	AAA	Aaa

Ambac Assurance Corporation is providing bond insurance. Initial credit enhancement will total 12.0% of the original receivable pool balance building to the total required enhancement level of 19.5% of the then outstanding receivable pool balance. The initial 12.0% enhancement will consist of 2.0% cash and 10.0% over collateralization.

This transaction represents UPFC’s first securitization of automobile receivables and is executing a key element of the Company’s strategic plan to shift the funding source of its business to the public capital markets and reduce reliance on insured deposits of its wholly-owned subsidiary, Pan American Bank, FSB, a federally chartered savings bank (the “Bank”). The Company has historically funded its business, in part, with retail and wholesale insured bank deposits, and the securitization is part of the Company’s previously announced plan to eliminate insured deposits as a funding source for the Company’s business and, ultimately, to exit the Bank’s federal thrift charter.

Copies of the prospectus relating to this offering of receivables-backed securities may be obtained from Deutsche Bank Securities. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described in this press release, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

UPFC, a specialty finance company, originates and acquires for investment retail automobile installment sales contracts and insurance premium finance contracts. UPFC conducts its automobile finance business is through United Auto Credit Corporation, which purchases and holds for investment nonprime automobile installment sales contracts, or automobile contracts, originated by independent and franchised dealers of used automobiles. United Auto Credit Corporation has 74 branch offices in 26 states. The Company’s insurance premium finance division is the largest non-insurance provider of financing for insurance premiums in California.

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives and intentions. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. Other potential risks and uncertainties are detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.